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                               MTI PRESS RELEASE

FOR IMMEDIATE RELEASE
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
Media Relations Contact:    Investor Relations Contact:  PR Agency Contact:
Kevin J. Liebl              Frank Yoshino                Kari Garcia
Vice President, Marketing   Treasurer                    Comm Strategies
714-693-2740                714-693-2775                 949-753-9292
e-mail: kliebl@mti.com      e-mail: fyoshino@mti.com     e-mail: kgarcia@commstrategies.com
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           MTI TO RECEIVE ADDITIONAL $10 MILLION ROYALTIES UNDER ITS
                            1996 PATENT SALE TO EMC


ANAHEIM, Calif., May 11, 1999 -- MTI Technology Corp. (Nasdaq:MTIC) today announced that under its 1996 patent sale agreement ("Agreement") with EMC Corp. (NYSE:EMC), MTI will receive an additional $10 million of royalties as a result of EMC's recently announced computer and technology pact with IBM. Pursuant to the terms and conditions of the Agreement, MTI will receive the $10 million in equal annual installments over the next five years, bringing the current total amount of payments MTI will receive over the life of the Agreement to $50 million.

MTI's mission is to be the premier provider of high-performance, cross-platform data storage management solutions for the enterprise. MTI integrates distributed data management software, a hierarchy of modular storage systems and on-site services to meet the mass storage needs of its customers. Headquartered in Anaheim, Calif., the company offers services and support from more than 40 offices in the U.S. and Europe. Authorized distributors provide additional sales and service capabilities in Latin America and Asia/Pacific regions. MTI may be reached by phone: 800-999-9MTI or 714-970-0300, fax:
714-693-2256 or e-mail: info@mti.com. Information can also be accessed via MTI Online, the company's World Wide Web server on the Internet at: http://www.mti.com.

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This press release includes forward-looking statements, including statements regarding the company's product development plans, which are subject to change. The actual results may differ materially from those described in any forward-looking statement. Important factors that may cause actual results to differ are set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.


MTI is a registered trademark of MTI Technology Corp. All other company, brand or product names are registered trademarks or trademarks of their respective holders. emc2